As filed with the Securities and Exchange Commission on November 20, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Eton Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	37-1858472
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

21925 W. Field Parkway, Suite 235 Deer Park, Illinois 60010	60010
(Address of Principal Executive Offices)	(Zip Code)

2017 Equity Incentive Plan

2018 Equity Incentive Plan

2018 Employee Stock Purchase Plan

(Full titles of the plans)

Sean E. Brynjelsen.

President and Chief Executive Officer

Eton Pharmaceuticals, Inc.

21925 W. Field Parkway, Suite 235

Deer Park, Illinois 60010

(847) 787-7361

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sean M. Clayton, Esq. James C. Pennington, Esq. Cooley LLP 4401 Eastgate Mall San Diego, California 92121 (858) 550-6000	Sean E. Brynjelsen. President and Chief Executive Officer Eton Pharmaceuticals, Inc. 21925 W. Field Parkway, Suite 235 Deer Park, Illinois 60010 (847) 787-7361

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
2017 Equity Incentive Plan (stock options) Common Stock, $0.001 par value per share	1,205,000 shares (2)	$1.45 (3)	$1,747,250 (3)	$212
2017 Equity Incentive Plan (restricted stock units) Common Stock, $0.001 par value per share	100,000 shares (4)	$6.10 (5)	$610,000 (5)	$74
2018 Equity Incentive Plan Common Stock, $0.001 par value per share	2,281,020 shares (6)	$6.10 (5)	$13,914,222 (5)	$1,687
2018 Employee Stock Purchase Plan Common Stock, $0.001 par value per share	150,000 shares (7)	$6.10 (5)	$915,000 (5)	$111

Total	3,736,020 shares	—	$17,186,472	$2,084

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock (“Common Stock”) that become issuable under the Eton Pharmaceuticals, Inc. 2017 Equity Incentive Plan, as amended (the “2017 Plan”), the Eton Pharmaceuticals, Inc. 2018 Equity Incentive Plan (the “2018 Plan”) or the Eton Pharmaceuticals, Inc. 2018 Employee Stock Purchase Plan (the “2018 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2017 Plan. Upon and after the date of the underwriting agreement between the Registrant and the managing underwriter for the initial public offering of the Common Stock (the “IPO”), pursuant to which the Common Stock was priced for the IPO (such date, the “Effective Date”), no additional stock awards will be granted under the 2017 Plan and the shares remaining available for the grant of future stock awards under the 2017 Plan (the “2017 Plan Pool”), plus any shares underlying then-outstanding stock awards granted under the 2017 Plan that on or after the Effective Date expire or terminate for any reason prior to exercise or settlement; are forfeited because of the failure to meet a contingency or condition required to vest such shares or otherwise return to the Registrant; or are reacquired, withheld or not issued to satisfy a tax withholding obligation in connection with an award or the purchase or exercise price (such shares, the “2017 Plan Returning Shares”), will become available for the grant of stock awards under the 2018 Plan.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 1,205,000 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2017 Plan are calculated using a weighted average exercise price of $1.45 per share based on exercise prices for such outstanding stock options ranging from $0.21 to $3.12 per share.

(4)	Represents shares of Common Stock reserved for issuance upon the settlement of outstanding restricted stock unit awards granted under the 2017 Plan. Such shares may become available under the 2018 Plan if they become 2017 Plan Returning Shares.

(5)	This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee, and is based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market for November 19, 2018.

(6)	Represents the sum of (1) the 2017 Plan Pool and (2) the 2017 Plan Returning Shares. The 2018 Plan provides that an additional number of shares will automatically be added to the shares authorized for issuance under the 2018 Plan on January 1 of each calendar year, from January 1, 2019 through January 1, 2028. The number of shares added each year will be equal to the lesser of: (a) 4% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; or (b) such lesser number of shares of Common Stock as is determined by the Registrant’s board of directors (the “Board”) for the applicable year.

(7)	Represents 150,000 shares of Common Stock reserved for future grant under the 2018 ESPP. The 2018 ESPP provides that an additional number of shares will automatically be added to the shares authorized for issuance under the 2018 ESPP on January 1 of each calendar year, from January 1, 2019 through January 1, 2028. The number of shares of Common Stock added each year will be equal to the lesser of: (a) 1% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; (b) 150,000 shares; or (c) a lesser number of shares of Common Stock as is determined by the Board that is less than (a) and (b).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.

Not required to be filed with this Registration Statement.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by Eton Pharmaceuticals, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)     The Registrant’s prospectus dated November 9, 2018 filed pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1 (File No. 333-226774), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b)     The description of the Registrant’s Common Stock which is contained in the Registrant’s Registration Statement on Form 8-A filed on November 8, 2018 (File No. 001-38738) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(c)      All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation permits indemnification of our directors, officers and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws provide that the Registrant will indemnify its directors and executive officers and permit the Registrant to indemnify its other officers, employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

The Registrant has entered into indemnification agreements with its directors and officers, whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit Number	Description
4.1(1)	Amended and Restated Certificate of Incorporation of the Registrant.

4.2(2)	Amended and Restated Bylaws of the Registrant.

4.3(3)	Specimen Certificate representing shares of common stock of Registrant.

5.1	Opinion of Cooley LLP.

23.1	Consent of KMJ Corbin & Company LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to the signature page hereto.

99.1

Eton Pharmaceuticals, Inc. 2017 Equity Incentive Plan and Forms of Stock Option Agreement, Notice of Exercise and Stock Option Grant Notice and Forms of Restricted Stock Unit Award Agreement and Restricted Stock Unit Grant Notice thereunder.

99.2	Eton Pharmaceuticals, Inc. 2018 Equity Incentive Plan and Forms of Stock Option Agreement, Notice of Exercise and Stock Option Grant Notice thereunder.

99.3	Eton Pharmaceuticals, Inc. 2018 Employee Stock Purchase Plan.

(1)	Previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38738), filed with the Commission on November 20, 2018, and incorporated herein by reference.
(2)	Previously filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-38738), filed with the Commission on November 20, 2018, and incorporated herein by reference.
(3)	Previously filed as Exhibit 4.1 to the Registrant’s Amendment No. 3 to Registration Statement on Form S-1 (File No. 333-226774), filed with the Commission on October 31, 2018, as amended, and incorporated herein by reference.

ITEM 9.	UNDERTAKINGS.

1.	The undersigned registrant hereby undertakes:

(a)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)       That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deer Park, Illinois on this 20th day of November, 2018.

Eton Pharmaceuticals, Inc.

By:	/s/ Sean E. Brynjelsen
Sean E. Brynjelsen
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sean E. Brynjelsen. and W. Wilson Troutman, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sean E. Brynjelsen	President, Chief Executive Officer and Director	November 20, 2018
Sean E. Brynjelsen	(Principal Executive Officer)

/s/ W. Wilson Troutman	Chief Financial Officer, Treasurer and Secretary	November 20, 2018
W. Wilson Troutman	(Principal Financial and Accounting Officer)

/s/ Mark L. Baum	Director	November 20, 2018
Mark L. Baum

/s/ Charles J. Casamento	Director	November 20, 2018
Charles J. Casamento

/s/ Paul V. Maier	Director	November 20, 2018
Paul V. Maier

/s/ Norbert G. Riedel	Director	November 20, 2018
Norbert G. Riedel, Ph.D.